CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Current Report on Form 8-K of Kforce, Inc. of our report dated April 5, 2004 (which report expresses an unqualified opinion and includes a explanatory paragraph regarding the adoption of a new accounting standard in 2002) on the consolidated balance sheets as of December 28, 2003 and December 29, 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three fiscal years in the period ended December 28, 2003.

/s/    DELOITTE & TOUCHE LLP

San Francisco, California

June 22, 2004